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                                             Pursuant to Rule 424(b)(3) and (c)
                                           Registration Statement No. 333-36491


                             PROSPECTUS SUPPLEMENT
                    (to Prospectus dated November 25, 1997)

                         CLARK-SCHWEBEL HOLDINGS, INC.

                               December 23, 1997

      Offer to Exchange its 12 1/2% Series B Senior Debentures due 2007 for any and all of its 12 1/2% Series A Senior Debentures due 2007


     The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on December 30, 1997. Clark-Schwebel Holdings, Inc. (the "Issuer") has extended the Exchange Offer to expire at 5:00 p.m., New York City time, on Tuesday, January 6, 1998. The Issuer may, in its sole discretion, extend the Exchange Offer further. All other terms, provisions, procedures and conditions of the Exchange Offer remain the same.

     As of December 22, 1997, the holders of $14,568,230 aggregate principal amount of the Old Debentures have tendered Old Debentures for exchange pursuant to the Exchange Offer. Holders who have tendered Old Debentures for exchange may withdraw their tenders of Old Debentures at any time prior to the Expiration Date in accordance with the procedures for withdrawal set forth under the caption "The Exchange Offer--Withdrawal of Tenders."